Exhibit 99(a)

WHITE MOUNTAINS BOOK VALUE PER SHARE UP SLIGHTLY TO $282

Excellent Underwriting Performance Continues

HAMILTON, Bermuda (October 30, 2003) — White Mountains Insurance Group, Ltd. ended the third quarter of 2003 with a fully converted tangible book value per share of $282, up slightly from the second quarter of 2003 and up 9% from $259 at year-end 2002.

The following after-tax items impacted book value per share in the third quarter of 2003:

•                   $65 million net reserve increase primarily for construction defect claims as part of the review of all claims recalled from Liberty Mutual by OneBeacon;

•                   $20 million release of a liability for New York assigned risks at OneBeacon as future assignments have been mitigated by our successful LAD operation, AutoOne;

•                   $47 million in realized and unrealized investment losses, compared to realized and unrealized gains of $168 million in last year’s third quarter;

•                   $29 million in gains on the sale of several real estate properties at OneBeacon previously written-off under purchase accounting.

Pre-tax income was $308 million for the first nine months of 2003, well above the $60 million for the comparable prior year period.  This was primarily due to the underwriting results at OneBeacon and Folksamerica, as the GAAP combined ratios for the first nine months of 2003 of these businesses improved by 9 and 8 points, respectively, over the first nine months of 2002.  Pre-tax income for the third quarter was $38 million, which was lower than the $82 million reported in last year’s third quarter primarily due to realized losses in the bond portfolio.

CEO Ray Barrette said, “Our excellent underwriting performance continued at both OneBeacon and Folksamerica in the third quarter.  In addition, Montpelier had another great quarter.  We fine-tuned our reserves and other balance sheet accounts after a thorough review of all claims recalled from Liberty Mutual.  Our book value growth was impacted by the reserve adjustment and the recent losses in our bond portfolio, but remains on target through the first nine months.  Our investment team is doing a fine job navigating through turbulent times in the markets.”

OneBeacon

OneBeacon’s pre-tax income for the third quarter of 2003 was $28 million, which included $18 million in net realized investment losses, compared to pre-tax income of $99 million for the third quarter of 2002, which included $84 million in net realized investment gains.  The GAAP combined ratio was 103% for the third quarter of 2003 compared to 108% for the third quarter of 2002.  OneBeacon’s 2003 results include the reserve increase for construction defect claims and the release of the New York assigned risk liability, which are mentioned above.

For the first nine months of 2003, OneBeacon’s pre-tax income was $309 million with a GAAP combined ratio of 99%.  For the comparable period of 2002, pre-tax income was $140 million with a GAAP combined ratio of 108%.  Net realized investment gains were $112 million for the first nine months of 2003, versus $99 million in the comparable period of 2002.

John Cavoores, President and CEO of OneBeacon, said, “I am very pleased with our underwriting performance so far this year.  For the first nine months our GAAP combined ratio for our core operations was 89% and our overall GAAP combined was 99%.  All three of our core businesses — personal, commercial, and specialty — are delivering combined ratios below 100%.  Our core premiums are growing for the first time since the acquisition and we have excellent growth prospects as many competitors are hobbled by their weak balance sheets.  Our non-core business continues to disappear as the quota share arrangement with Liberty expires on October 31 and we did not exercise our option to take a 10% quota share for the next three years.”

Net written premiums for the third quarter of 2003 were $560 million, down from $635 million in the third quarter of 2002.  Net written premiums on core operations, which are comprised of personal and commercial lines business in the Northeast and specialty business, were $521 million in the quarter compared to $510 million in the third quarter of 2002.  Net written premiums for the first nine months of 2003 were $1.5 billion, down from $2.0 billion in the first nine months of 2002.  Net written premiums on core operations were $1.4 billion in the first nine months of 2003, compared to $1.6 billion in the first nine months of 2002.

Reinsurance

Pre-tax income for White Mountains’ Reinsurance segment was $20 million for the third quarter of 2003, compared to $69 million for the third quarter of 2002.  The lower amount was primarily due to $15 million in net realized investment losses in this quarter, compared to $66 million in net realized investment gains in last year’s third quarter.  For the first nine months of 2003 pre-tax income was $127 million, versus $120 million in the comparable prior year period.  Pre-tax income included net realized investment gains of $10 million in the first nine months of 2003, versus $63 million in the comparable period of 2002.

Folksamerica’s GAAP combined ratio was 96% in the third quarter of 2003, compared to 107% in the third quarter of 2002.  Folksamerica’s net written premiums increased 33% from the third quarter of 2002 to the third quarter of 2003, while gross written premiums increased 56%.  Folksamerica’s GAAP combined ratio was 95% for the first nine months of 2003, compared to 103% for the first nine months of 2002.  Net written premiums increased 39% from the first nine months of 2002 to the first nine months of 2003, while gross written premiums increased 56%.

On October 3, 2003, Folksamerica announced that it had acquired the renewal rights to the property and casualty treaty business of CNA Re.

Steve Fass, CEO of Folksamerica, said, “We continued to generate profitable growth in the third quarter at Folksamerica.  In addition to our existing operations, where premiums are up substantially, there are a lot of opportunities out there to bring in new sources of incremental business.  The renewal rights deal with CNA is a terrific example of this.”

White Mountains’ reinsurance segment consists of Folksamerica, White Mountains Underwriting, Fund American Re and White Mountains’ investment in Montpelier Re Holdings.

Other Operations

White Mountains’ other operations segment reported a pre-tax loss of $10 million for the third quarter of 2003, compared to a pre-tax loss of $87 million for the third quarter of 2002.  For the first nine months of 2003 the segment reported a pre-tax loss of $128 million versus a pre-tax loss of $200 million in the first nine months of 2002.  The losses reported in this segment are principally the result of financing, purchase accounting and compensation expenses at the holding company level.  In the third quarter of 2003, the amount of such losses was partially offset by the real estate gains mentioned above as $37 million pre-tax were included in this segment.

Investment Activities

White Mountains’ pre-tax income in the third quarter of 2003 included net realized investment losses of $34 million, compared to $119 million in net realized investment gains in the third quarter of 2002.  For the first nine months of 2003 pre-tax income included net realized investment gains of $114 million, versus $117 million in the comparable period of 2002.  The investment losses realized in the third quarter of 2003 resulted primarily from the sale of mortgage backed securities to reduce the duration of the bond portfolio.  After-tax unrealized investment losses were $22 million in the quarter, compared to after-tax unrealized investment gains of $79 million in the third quarter of 2002.  For the first nine months of 2003 after-tax unrealized investment gains were $44 million, compared to $189 million in the first nine months of 2002.

John Gillespie, President of White Mountains Advisors, said, “The big event of the past several months has been the gyrations in the bond market.  After hitting 45-year lows in June, the 10-year treasury bond had a massive sell off in July, a sizable rally in September, and another sell off in October.  We believe the emerging economic data points to a trend towards higher rates and thus we continue to keep the duration of our fixed maturity investments relatively short at about 3 years.  We also are continuing to gradually accumulate value equities despite the rally in the stock market, as we are still able to find securities that are attractive.”

Financing Activities

White Mountains closed on a new, undrawn $300 million revolving credit facility in September.  David Foy, White Mountains’ CFO, commented, “This new credit facility is much less restrictive than our previous revolver and carries a lower cost.  The more favorable terms reflect our reduction in financial leverage, which includes a debt-to-capital ratio of below 20%, and an improved ratings outlook.”

Changes in Accounting Principles

During the third quarter of 2003, White Mountains recorded a $90 million charge as a cumulative effect of a change in accounting principles as a result of the adoption of SFAS 150, which required the Company to book the difference between the fair value of the Berkshire Preferred Stock at its issuance date and its previous carrying value.  As a result, for the quarter the Company reported a net loss of $52 million, compared to net income of $55 million in the third quarter of 2002.  The change in accounting principle did not impact fully converted tangible book value per share as the Company already carried the Berkshire Preferred Stock at its full $300 million redemption value in its fully converted tangible book value per share calculation.

Additional Information

White Mountainsis a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company’s website located at www.whitemountains.com. The Company expects to file its Form 10-Q with the Securities and Exchange Commission on or before Friday November 14, 2003 and urges shareholders to refer to that document for more complete information concerning White Mountains’ financial results.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The information contained in this earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                   growth in book value per share or return on equity;

•                   business strategy;

•                   financial and operating targets or plans;

•                   incurred losses and the adequacy of its loss and loss adjustment expense reserves;

•                   projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                   expansion and growth of our business and operations; and

•                   future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                   the continued availability of capital and financing;

•                   general economic, market or business conditions;

•                   business opportunities (or lack thereof) that may be presented to it and pursued;

•                   competitive forces, including the conduct of other property and casualty insurers and reinsurers

•                   changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients;

•                   an economic downturn or other economic conditions adversely affecting its financial position;

•                   loss reserves established subsequently proving to have been inadequate; and

•                   other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share and per share amounts)

	(Unaudited) September 30, 2003		December 31, 2002
Assets

Fixed maturity investments, at fair value	$5,892.4		$6,669.1
Short-term investments, at fair value	1,680.5		1,790.6
Common equity securities, at fair value	439.9		275.0
Other investments	306.3		164.7

Total investments	8,319.1		8,899.4

Reinsurance recoverable on unpaid losses	3,633.7		4,071.9
Reinsurance recoverable on paid losses	132.6		159.8
Insurance and reinsurance premiums receivable	833.8		830.5
Accounts receivable on unsettled investment sales	952.6		160.8
Investments in unconsolidated insurance affiliates	468.3		399.9
Deferred tax asset	326.0		430.0
Deferred acquisition costs	241.7		244.9
Ceded unearned premiums	186.3		163.9
Other assets	838.5		672.5

Total assets	$15,932.6		$16,033.6

Liabilities

Loss and loss adjustment expense reserves	$8,030.5		$8,875.3
Unearned insurance and reinsurance premiums	1,482.1		1,514.4
Accounts payable on unsettled investment purchases	1,077.8		495.2
Debt	742.5		793.2
Preferred stock subject to mandatory redemption	278.8		—
Funds held under reinsurance treaties	200.2		262.4
Other liabilities	1,326.1		1,285.3

Total liabilities	13,138.0		13,225.8

Convertible preference shares	—		219.0
Minority interest - preferred stock of subsidiaries	—		180.9

Common shareholders’ equity

Common shares and paid-in surplus	1,402.9		1,129.3
Retained earnings	1,139.9		1,071.9
Accumulated other comprehensive income, after tax	251.8		206.7

Total common shareholders’ equity	2,794.6		2,407.9

Total liabilities, convertible preference shares, minority interest and common shareholders’ equity	$15,932.6		$16,033.6

Common shares outstanding (000’s)	9,002	sh	8,351	sh
Common and equivalent shares outstanding (000’s)	10,782	sh	10,806	sh

WHITE MOUNTAINS INSURANCE GROUP, LTD.

FULLY CONVERTED TANGIBLE BOOK VALUE PER COMMON AND EQUIVALENT SHARE

(Unaudited)

	September 30, 2003	June 30, 2003	December 31, 2002
Book value per share numerators:

Common shareholders’ equity	$2,794.6	$2,869.3	$2,407.9
Proceeds from assumed exercise of outstanding Warrants	300.0	300.0	300.0
Benefits to be received from share obligations under employee benefit plans	7.5	7.5	8.8
Remaining adjustment of subsidiary preferred stock to face value	(41.2)	(132.7)	(139.1)
Book value per share numerator	3,060.9	3,044.1	2,577.6
Conversion of convertible preference shares to Common Shares	—	—	219.0
Unamortized deferred credits and goodwill	(17.8)	(15.7)	—
Fully converted tangible book value per common and equivalent share numerator	$3,043.1	$3,028.4	$2,796.6

Book value per share denominators:

Common Shares outstanding	9,002.4	9,002.4	8,351.4
Common Shares issuable upon exercise of outstanding Warrants	1,724.2	1,724.2	1,714.3
Share obligations under employee benefits plans	55.4	55.4	61.9
Book value per share denominator	10,782.0	10,782.0	10,127.6
Conversion of convertible preference shares to Common Shares	—	—	678.0
Fully converted tangible book value per common and equivalent share denominator	10,782.0	10,782.0	10,805.6

Book value per share	$283.90	$282.33	$254.52
Fully converted tangible book value per common and equivalent share	$282.24	$280.88	$258.82

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Earned insurance and reinsurance premiums	$788.2	$878.5	$2,346.4	$2,736.3
Net investment income	67.5	88.1	219.1	276.2
Net realized gains (losses) on investments	(34.2)	119.3	114.0	116.7
Other revenue (loss)	71.2	(4.4)	118.6	62.3
Total revenues	892.7	1,081.5	2,798.1	3,191.5
Expenses:
Loss and loss adjustment expenses	600.5	637.5	1,634.5	2,010.5
Insurance and reinsurance acquisition expenses	149.5	227.8	456.9	622.1
General and administrative expenses	74.2	102.7	313.6	380.5
Accretion of fair value adjustment to loss and loss adjustment expense reserves	10.1	14.2	38.5	65.6
Interest expense on debt	11.0	17.3	37.1	53.0
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	9.2	—	9.2	—
Total expenses	854.5	999.5	2,489.8	3,131.7

Pretax income	38.2	82.0	308.3	59.8

Tax provision	(14.4)	(20.3)	(105.2)	(1.3)

Net income before minority interest, accounting changes and equity in earnings of unconsolidated subsidiaries	23.8	61.7	203.1	58.5
Dividends and accretion on subsidiary preferred stock to face value	—	(10.3)	(21.5)	(30.4)
Equity in earnings of unconsolidated insurance affiliates	13.6	3.2	42.3	7.8

Net income from continuing operations	37.4	54.6	223.9	35.9

Cumulative effect of changes in accounting principles	(89.8)	—	(89.8)	660.2
Excess of fair value of acquired net assets over cost	—	—	—	7.1
Net income (loss)	(52.4)	54.6	134.1	703.2
Unrealized gains (losses) on investments	(22.4)	79.2	44.0	189.0
Foreign currency translation	(.4)	(1.0)	1.1	(3.0)
Comprehensive net income (loss)	$(75.2)	$132.8	$179.2	$889.2

Computation of net income (loss) available to common shareholders:
Net income (loss)	$(52.4)	$54.6	$134.1	$703.2
Redemption value adjustment - convertible preference shares	—	—	(49.5)	—
Net income (loss) available to common shareholders	$(52.4)	$54.6	$84.6	$703.2

Basic earnings per common share:
Net income from continuing operations	$4.16	$6.67	$20.20	$4.38
Net income (loss)	(5.82)	6.67	9.80	85.90

Diluted earnings per common share:
Net income from continuing operations	$3.69	$6.04	$18.08	$3.87
Net income (loss)	(5.33)	6.04	8.67	77.67

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT INCOME STATEMENT

(in millions)

For the Nine Months Ended September 30, 2003

	OneBeacon	Reinsurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$1,658.5	$664.5	$23.4	$2,346.4
Net investment income	173.3	40.0	5.8	219.1
Net realized gains (losses) on investments	112.2	10.0	(8.2)	114.0
Other revenue	16.4	52.2	50.0	118.6

Total revenues	1,960.4	766.7	71.0	2,798.1
Expenses:
Loss and loss adjustment expenses	1,169.1	446.9	18.5	1,634.5
Insurance and reinsurance acquisition expenses	301.4	141.2	14.3	456.9
General and administrative expenses	180.8	50.0	82.8	313.6
Accretion of fair value adjustment to loss and lae reserves	—	—	38.5	38.5
Interest expense on debt	—	1.5	35.6	37.1
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	9.2	9.2

Total expenses	1,651.3	639.6	198.9	2,489.8

Pretax income (loss)	$309.1	$127.1	$(127.9)	$308.3

For the Nine Months Ended September 30, 2002

	OneBeacon	Reinsurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$2,241.4	$472.8	$22.1	$2,736.3
Net investment income (expense)	235.6	43.1	(2.5)	276.2
Net realized gains (losses) on investments	98.5	62.7	(44.5)	116.7
Other revenue	0.1	38.4	23.8	62.3

Total revenues	2,575.6	617.0	(1.1)	3,191.5
Expenses:
Loss and loss adjustment expenses	1,663.4	329.5	17.6	2,010.5
Insurance and reinsurance acquisition expenses	502.6	116.7	2.8	622.1
General and administrative expenses	269.7	49.8	61.0	380.5
Accretion of fair value adjustment to loss and lae reserves	—	—	65.6	65.6
Interest expense on debt	—	1.5	51.5	53.0

Total expenses	2,435.7	497.5	198.5	3,131.7

Pretax income (loss)	$139.9	$119.5	$(199.6)	$59.8

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT INCOME STATEMENT

(in millions)

For the Three Months Ended September 30, 2003

	OneBeacon	Reinsurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$550.7	$229.2	$8.3	$788.2
Net investment income	50.2	13.2	4.1	67.5
Net realized losses on investments	(17.5)	(15.4)	(1.3)	(34.2)
Other revenue	15.0	16.7	39.5	71.2

Total revenues	598.4	243.7	50.6	892.7
Expenses:
Loss and loss adjustment expenses	434.7	158.8	7.0	600.5
Insurance and reinsurance acquisition expenses	98.3	45.9	5.3	149.5
General and administrative expenses	37.5	18.4	18.3	74.2
Accretion of fair value adjustment to loss and lae reserves	—	—	10.1	10.1
Interest expense on debt	—	0.5	10.5	11.0
Interest expense - dividends and accretion on preferred stock subject to mandatory redemption	—	—	9.2	9.2

Total expenses	570.5	223.6	60.4	854.5

Pretax income (loss)	$27.9	$20.1	$(9.8)	$38.2

For the Three Months Ended September 30, 2002

	OneBeacon	Reinsurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$688.8	$182.1	$7.6	$878.5
Net investment income	73.2	13.8	1.1	88.1
Net realized gains (losses) on investments	83.9	65.6	(30.2)	119.3
Other revenue (loss)	—	9.5	(13.9)	(4.4)

Total revenues	845.9	271.0	(35.4)	1,081.5
Expenses:
Loss and loss adjustment expenses	488.5	141.6	7.4	637.5
Insurance and reinsurance acquisition expenses	188.0	38.7	1.1	227.8
General and administrative expenses	70.0	21.0	11.7	102.7
Accretion of fair value adjustment to loss and lae reserves	—	—	14.2	14.2
Interest expense on debt	—	0.5	16.8	17.3

Total expenses	746.5	201.8	51.2	999.5

Pretax income (loss)	$99.4	$69.2	$(86.6)	$82.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(unaudited)

Nine Months Ended September 30, 2003

	OneBeacon
	Personal	Commercial	Specialty	Total Core	Total (1)	Folksamerica
GAAP Ratios
Loss and LAE	61%	63%	60%	61%	70%	67%
Expense	24%	33%	31%	28%	29%	28%
Total Combined	85%	96%	91%	89%	99%	95%

Dollars in millions
Net written premiums	$702.0	$328.1	$385.9	$1,416.0	$1,539.3	$664.1
Earned insurance premiums	$734.9	$320.9	$361.4	$1,417.2	$1,658.5	$614.4

Nine Months Ended September 30, 2002

	OneBeacon
	Personal	Commercial	Specialty	Total Core	Total (1)	Folksamerica
GAAP Ratios
Loss and LAE	75%	71%	61%	71%	74%	69%
Expense	26%	34%	32%	29%	34%	34%
Total Combined	101%	105%	93%	100%	108%	103%

Dollars in millions
Net written premiums	$877.5	$362.5	$342.0	$1,582.0	$2,038.2	$479.0
Earned insurance premiums	$757.7	$411.5	$306.0	$1,475.2	$2,241.4	$443.5

Three Months Ended September 30, 2003

	OneBeacon
	Personal	Commercial	Specialty	Total Core	Total (1)	Folksamerica
GAAP Ratios
Loss and LAE	56%	61%	66%	60%	79%	70%
Expense	14%	30%	30%	21%	24%	26%
Total Combined	70%	91%	96%	81%	103%	96%

Dollars in millions
Net written premiums	$284.4	$95.7	$141.0	$521.1	$559.7	$228.0
Earned insurance premiums	$265.6	$105.8	$121.6	$493.0	$550.7	$213.6

Three Months Ended September 30, 2002

	OneBeacon
	Personal	Commercial	Specialty	Total Core	Total (1)	Folksamerica
GAAP Ratios
Loss and LAE	69%	74%	63%	69%	71%	76%
Expense	28%	34%	35%	31%	37%	31%
Total Combined	97%	108%	98%	100%	108%	107%

Dollars in millions
Net written premiums	$273.6	$99.8	$136.4	$509.8	$635.0	$171.3
Earned insurance premiums	$265.6	$122.8	$106.5	$494.9	$688.8	$163.0

(1) Includes results from Non-core operations.